UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2011

LBI MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-110122	05-0584918
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement

Indenture, Notes and Note Guarantees

On March 18, 2011, LBI Media, Inc. (“LBI Media”), a California corporation and wholly owned subsidiary of LBI Media Holdings, Inc. (“LBI Media Holdings”), issued $220.0 million in aggregate principal amount of 9.25% senior secured notes due 2018 (the “Notes”) pursuant to an indenture, dated as of March 18, 2011, among LBI Media, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). LBI Media sold the Notes pursuant to a purchase agreement, dated March 11, 2010, by and among LBI Media, the guarantors named therein and Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc. and Wells Fargo Securities LLC, as representatives of the several purchasers (the “Initial Purchasers”), in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes were resold by the Initial Purchasers within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S promulgated under the Securities Act. The Notes were sold at 98.594% of their principal amount. The aggregate net proceeds from the sale of the Notes were approximately $208.4 million after deducting initial purchaser discounts and commissions, fees and estimated offering expenses. The net proceeds from the sale of the Notes will be used to, among other things, repay in full outstanding indebtedness under LBI Media’s existing senior secured credit facilities and for general corporate purposes.

The Notes are guaranteed (the “Note Guarantees”) on a senior secured basis by all of LBI Media’s existing and future wholly-owned domestic subsidiaries (the “Guarantors”). Subject to certain exceptions and permitted liens, the Notes and the Note Guarantees are secured on a first priority basis, along with indebtedness under LBI Media’s new $50.0 million revolving credit facility (the “New Credit Facility”), by liens on substantially all of LBI Media’s and the Guarantors’ assets (other than the assets of LBI Media’s subsidiary, Empire Bank Studios LLC), including a first priority pledge of all capital stock of each of LBI Media’s domestic subsidiaries (collectively, the “Collateral”). Pursuant to the Intercreditor Agreement (as defined below), amounts received upon sale of Collateral following an event of default will be applied first to repay indebtedness under the New Credit Facility and LBI Media’s existing swap obligations, and then to repay indebtedness under the Notes and any future indebtedness sharing priority with the Notes with respect to such repayments.

The Notes will be LBI Media’s senior secured obligations and will rank equally in right of payment with all of LBI Media’s and the Guarantors’ existing and future senior indebtedness, senior in right of payment to all of LBI Media’s and the Guarantors’ existing and future subordinated indebtedness and effectively senior to all of LBI Media’s and the Guarantors’ unsecured indebtedness to the extent of the value of the Collateral securing the Notes and the Note Guarantees.

The Notes will mature on April 15, 2019. Interest on the Notes will accrue at a rate of 9.25% per annum from the date of original issuance and will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2011. LBI Media at its option may redeem:

•

prior to April 15, 2015, up to 35% of the aggregate principal amount of the Notes with the net proceeds from certain equity offerings, at a redemption price of 109.25% of the principal amount of the Notes, plus accrued and unpaid interest; provided that: (i) at least 65% of the aggregate principal amount of all Notes issued under the Indenture remains outstanding immediately after such redemption, subject to certain exceptions; and (ii) such redemption occurs within 90 days of the date of closing of any such equity offering;

•

prior to April 15, 2015, some or all of the Notes may be redeemed at a redemption price equal to 100% of the principal amount of the Notes plus a “make-whole” premium plus accrued and unpaid interest; and

•

on or after April 15, 2015, some or all of the Notes may be redeemed at a redemption price of: (i) 104.625% of the principal amount of the Notes if redeemed during the twelve-month period beginning on April 15, 2015; (ii) 102.313% of the principal amount of the Notes if redeemed during the twelve-month period beginning on April 15, 2016; and (iii) 100% of the principal amount of the Notes if redeemed on or after April 15, 2017, in each case plus accrued and unpaid interest.

In addition, upon a change of control, as defined in the Indenture, LBI Media must make an offer to repurchase all Notes then outstanding, at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest.

The Indenture contains customary covenants that limit the ability of LBI Media and the Guarantors to, among other things: (i) incur or guarantee additional indebtedness or issue certain preferred stock; (ii) pay dividends or distributions on, or redeem or repurchase, capital stock; (iii) make investments and other restricted payments; (iv) incur liens; (v) apply the proceeds from certain asset sales; (vi) consummate any merger, consolidation or sale of substantially all assets; (vii) enter into or engage in certain transactions with affiliates; (viii) engage in certain business or activities. All of these covenants are subject to a number of important limitations and exceptions under the Indenture.

The Indenture also provides for customary events of default, including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal of, the Notes, the failure to comply with certain covenants and agreements specified in the Indenture and Security Agreement (defined below) for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes may become due and payable immediately.

The foregoing description of the Notes and the Indenture is qualified in its entirety by reference to the complete copy of the Indenture that is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The related Form of 9.25% Senior Secured Note due 2019 is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference herein.

New Credit Facility

On March 18, 2011, LBI Media entered into the New Credit Facility pursuant to a Credit Agreement (the “Credit Agreement”), by and among LBI Media, the guarantors party thereto, the lenders party thereto, Credit Suisse Securities (USA) LLC, as lead arranger, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral trustee. The New Credit Facility described in the Credit Agreement consists of a five-year $50.0 million revolving credit facility, which includes a $5.0 million sub-facility for letters of credit and a $7.5 million swing line sub-facility. There are no scheduled reductions of commitments under the New Credit Facility.

The New Credit Facility is guaranteed on a senior secured basis by all of LBI Media’s existing and future wholly-owned domestic subsidiaries (the “Credit Parties”), which are also the Guarantors under the Notes. The New Credit Facility is secured on a first priority basis by Collateral, which also secure the Notes. Pursuant to the Intercreditor Agreement, amounts received upon sale of Collateral following an event of default will be applied first to repay indebtedness under the New Credit Facility and LBI Media’s existing swap obligations, and then to repay indebtedness under the Notes and any future indebtedness sharing priority with the Notes with respect to such repayments.

Borrowings under the New Credit Facility will bear interest based on either, at LBI Media’s option, the base rate for base rate loans or an adjusted LIBOR rate for LIBOR loans, in each case plus an applicable margin. The base rate will be the highest of (i) Credit Suisse AG’s prime commercial lending rate and (ii) the Federal Funds Effective Rate (as published by the Federal Reserve Bank of New York) plus 0.5%. The applicable margin for loans under the new facility is 3.75% per annum for base rate loans and 4.75% per annum for LIBOR loans. Interest on base rate loans will be payable quarterly in arrears and interest on LIBOR loans will be payable either monthly, bimonthly or quarterly depending on the interest period elected by us. All amounts that are not paid when due under the New Credit Facility will accrue interest at the rate otherwise applicable plus 2.0% until such amounts are paid in full. In addition, LBI Media will pay quarterly in arrears an unused commitment fee of 0.75% per annum.

The New Credit Facility contains customary restrictive covenants that, among other things, limit LBI Media’s capital expenditures, its ability to incur additional indebtedness and liens in connection therewith and pay dividends. LBI Media is also required to maintain a maximum revolving facility leverage ratio (as defined in the New Credit Agreement). For purposes of the maximum revolving facility leverage ratio, only borrowings under and unreimbursed draws under letters of credit issued pursuant to the New Credit Facility, and not the amount outstanding under the Notes or the mortgage notes of LBI Media’s wholly owned subsidiary, Empire Burbank Studios LLC, are included as revolving facility debt.

The New Credit Facility also provides for customary events of default, including, but not limited to, the failure to make payments of interest on, or principal of, any loans outstanding under the New Credit Facility, the failure to comply with certain covenants and agreements specified in the New Credit Facility for a period of time after notice has been provided, the acceleration of other material indebtedness resulting from the failure to pay principal or interest on such other indebtedness prior to its maturity, certain events of insolvency, a change of control has occurred, loss of any material Federal Communications Commission license and material interruption of broadcast operations for a certain amount of time. If any event of default occurs, the principal, fees, if any, interest and any other monetary obligations on all the then outstanding on the loans may become due and payable immediately.

Security Agreement

In connection with LBI Media’s entry into the Indenture and the Credit Agreement, LBI Media and the Guarantors also entered into an Amended and Restated Security Agreement, dated March 18, 2011 (the “Security Agreement”), with Credit Suisse AG, Cayman Islands Branch, as collateral trustee (the “Collateral Trustee”). Pursuant to the Security Agreement, LBI Media and the Guarantors granted first priority security interests in the Collateral in favor of the Collateral Trustee, for the benefit of the Note holders and the lenders under the New Credit Facility.

Intercreditor Agreement

In connection with LBI Media’s entry into the Indenture and the Credit Agreement, LBI Media and the Guarantors also entered into a Collateral Trust and Intercreditor Agreement, dated March 18, 2011 (the “Intercreditor Agreement”), with the Trustee, as the trustee under the Indenture, and the Collateral Trustee, as the collateral trustee and as the administrative agent under the New Credit Facility, in order to define the relative rights of the holders of the Notes and the lenders under the New Credit Facility with respect to the Collateral securing LBI Media’s and the Guarantors’ respective obligations under the Notes and the New Credit Facility. Pursuant to the Intercreditor Agreement, the holders of the Notes and the lenders under the New Credit Facility appointed the Collateral Trustee to act as collateral agent, on behalf of such holders and such lenders, with respect to the Collateral securing LBI Media’s and the Guarantors’ respective obligations under the Notes and the New Credit Facility.

Pursuant to the Intercreditor Agreement, amounts received upon sale of Collateral following an event of default will be applied first to repay indebtedness under the New Credit Facility and LBI Media’s existing swap obligations, and then to repay indebtedness under the Notes and any future indebtedness sharing priority with the Notes with respect to such repayments.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above relating to the Notes, the Indenture and the New Credit Facility is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

4.1	Indenture, dated as of March 18, 2011, by and among LBI Media, Inc., the guarantors named therein and U.S. Bank National Association, as trustee.

4.2	Form of 9.25% Senior Secured Note due 2019 (included in Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on March 18, 2011.

LBI MEDIA HOLDINGS, INC.

By:	/s/ Wisdom Lu
Wisdom Lu
Chief Financial Officer